Exhibit 10.1

LIGHTING SCIENCE GROUP CORPORATION

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this "Agreement") is made as of October 20, 2015 between Lighting Science Group Corporation, a Delaware corporation (the "Company"), and Fredric Maxik ("Executive").

WHEREAS, Company and Executive are mutually desirous that Company employ Executive, and Executive accepts such employment, upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.     Employment.   The Company shall employ Executive, and Executive hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on October 20, 2015 (the “Start Date”) and ending as provided in Section 4 hereof (the "Employment Period").

2.     Position and Duties.

(a)     During the Employment Period, Executive shall serve as the Chief Innovation Officer of the Company and shall render such administrative, financial, technological, and other executive and managerial services to the Company and its Subsidiaries which are consistent with Executive's position as the Chief Executive Officer may from time to time direct, which may include overseeing research, innovation, technological development, and product development, and participating in business development, sales, and investor relations activities.

(b)     During the Employment Period, Executive shall report to the Chief Executive Officer and shall devote his full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company and its Subsidiaries. Executive shall perform his duties, responsibilities and functions to the Company and its Subsidiaries hereunder to the best of his abilities in a diligent, trustworthy, professional and efficient manner and shall comply with the Company's and its Subsidiaries' policies and procedures. In performing his duties and exercising his authority under the Agreement, Executive shall support and implement the business and strategic plans approved from time to time by the board of directors of the Company (the "Board") and shall support and cooperate with the Company's and its Subsidiaries' efforts to expand their businesses and operate profitably and in conformity with the business and strategic plans approved by the Board. So long as Executive is employed by the Company, Executive shall not, without the prior written consent of the Board, accept other employment in the LED or lighting field or perform other services in the LED or lighting field for compensation. Executive may accept other employment outside of the LED or lighting field or perform other services outside of the LED or lighting field for compensation (“Non-Lighting Outside Engagements”), provided that Executive must (i) disclose all such Non-Lighting Outside Engagements to the Board and the Chief Executive Officer, (ii) spend less than 10% of his business time and attention, in aggregate, on all Non-Lighting Outside Engagements, and (iii) receive compensation (including cash, non-cash, equity, or other forms of compensation), in aggregate across all Non-Lighting Outside Engagements, of less than 20% of Base Salary.

(c)     For purposes of this Agreement, "Subsidiaries" shall mean any corporation or other entity of which the securities or other ownership interests having the voting power to elect a majority of the board of directors or other governing body are, at the time of determination, owned by the Company, directly or through one or more Subsidiaries.

3.     Compensation and Benefits.

(a)     During the Employment Period, Executive's base salary shall be $399,000 per annum or such higher rate as the Board may determine from time to time (as so adjusted from time to time, the "Base Salary"), which salary shall be payable by the Company in regular installments in accordance with the Company's general payroll practices in effect from time to time. During the Employment Period, Executive shall be entitled to participate in all of the Company's employee benefit programs for which senior executive employees of the Company and its Subsidiaries are generally eligible, and Executive shall be entitled to 4 weeks of paid vacation each calendar year in accordance with the Company's policies, which, subject to applicable law, if not taken during any year may not be carried forward to any subsequent calendar year and no compensation shall be payable in lieu thereof.

(b)     During the Employment Period, the Company shall reimburse Executive for all reasonable and documented business expenses incurred by him in the course of performing his duties and responsibilities under this Agreement which are consistent with the Company's policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company's requirements with respect to reporting and documentation of such expenses.

(c)     During the Employment Period, the Company shall reimburse Executive for a car allowance in the amount of up to $1,200 per month. To the extent that the Company reports as income to the Executive any amounts related to or in respect of the foregoing provisions of this Section 3(c) (each, an “Income Amount”), then the Company shall pay to Executive, coincident with each such reporting of an Income Amount, a gross cash bonus payment in an amount (the “Tax Bonus Amount”) equal to two-thirds of the applicable Income Amount. By way of example, if the Company reports $300 as income to the Executive under this Section 3(c), then the Tax Bonus Amount with respect to such Income Amount shall equal $200 gross, subject to withholding as set forth in Section 20 hereof.

(d)     In addition to the Base Salary, during the Employment Period, Executive shall be eligible to receive a performance bonus based upon a bonus plan to be determined annually by the Board (or the compensation committee thereof). Executive will be eligible to participate in executive bonus plan(s) in which senior executives of the Company participate as the Board, in its sole discretion, may from time to time establish, at a level commensurate with Executive’s position with the Company.

(e)     Executive shall be eligible to participate in the Company’s stock option program, subject to the terms and conditions of the Lighting Science Group Corporation Amended and Restated Equity-Based Compensation Plan (the “Plan”). Within thirty (30) days after the beginning of the Employment Period, Executive will be granted an employee stock option to purchase a 13,964,257 of shares of the Company’s common stock, which grant shall be made pursuant to a Stock Option Agreement, substantially in the form annexed hereto as Exhibits “A” and “B”, which shall provide, inter alia, that the exercise price for the granted options shall equal the closing price-per-share of the Company’s publicly-traded common stock on the date of the grant. Unless vested or accelerated sooner in accordance with the terms of the Plan, this grant will vest, and become exercisable, in six equal tranches over a 5 year period, with the first vesting on the grant date, the second vesting on the first anniversary of the grant date (one year following the grant date), and the remaining tranches vesting annually thereafter (so that the final tranche vests on the fifth anniversary of the grant date), and will be subject to the terms and conditions of the Plan and the stock option award agreement. This grant is subject to final approval by the Compensation Committee of LSG’s Board of Directors. In addition, to the extent that the foregoing grant exceeds the maximum number of options permitted to be granted under the Plan to any individual during a single year (the “Maximum Number”), the Company shall present to its shareholders, for their approval at the Company’s first Annual Shareholders’ Meeting following the Executive’s Start Date, a proposal to amend the Plan so as to raise the Maximum Number to at least 13,964,257. Furthermore, to the extent the foregoing grant of options exceeds that number of options covered by the Company’s current Form S-8, the Company shall file a Form S-8 to cover such grant in its entirety, subject to the prior approval of the Company’s Board of Directors.

(f)     LOCK-UP LETTER: In the event that a request is made by an underwriter in connection with a proposed underwriting agreement or an offering of securities of the Company (“Securities”), or otherwise, that the Executive execute a Lock-Up Letter restricting or prohibiting his offer or sale of Securities, and/or containing other provisions that are typically included in such Lock-up Letter, he shall comply with such request in a timely manner, provided that it does not impose a lock-up period that is longer than that imposed on other executive officers of the Company, without any additional compensation therefor.

(g)     All amounts payable to Executive as compensation hereunder shall be subject to all required and customary withholding by the Company and its Subsidiaries.

4.     Term.

(a)     The Employment Period shall begin on January 1, 2015 and end on the fifth anniversary of such date; provided, that (i) the Employment Period shall terminate prior to such date immediately upon Executive's resignation (with or without Good Reason, as defined below), death or Disability and (ii) the Employment Period may be terminated by the Company at any time prior to such date for Cause (as defined below) or without Cause. Except as otherwise provided herein, any termination of the Employment Period by the Company shall be effective as specified in a written notice from the Company to Executive.

(b)     If the Employment Period is terminated by the Company without Cause or upon Executive's resignation with Good Reason:

(i)     Executive shall be entitled to continue to receive his Base Salary payable in regular installments, as special severance payments (the "Severance Payments"), (i) through the date of termination and (ii) following the date of termination, from the date of termination for period of one (1) year (the "Severance Period"), payable in accordance with the Company standard payroll practices as in effect on the date of termination, provided that to the extent that the payments of any amount constitutes "nonqualified deferred compensation" for purposes of Code Section 409A (as defined in Section 26(a) hereof), any such payment scheduled to occur during the first sixty (60) days following the date of termination shall not be paid until the sixtieth (60th) day following the date of termination and shall include payment of any amount that was otherwise scheduled to be paid prior thereto; in the case of clause (ii), if and only if Executive has executed and delivered to the Company the General Release substantially in form and substance as set forth in Exhibit “C” attached hereto and the General Release has become effective (and is no longer subject to revocation, if applicable) within sixty (60) days following the date of termination, and only so long as Executive has not breached the provisions of the General Release or breached the provisions of Sections 5, 6 and 7 hereof and does not apply for unemployment compensation chargeable to the Company or any Subsidiary during the Severance Period. If the Company is a "public company" and the Executive is a "specified employee" as Code Section 409A defines these terms, any amounts that are not exempt from Code Section 409A that are payable to Executive during the first six (6) months and one (1) day following the date of termination pursuant to this Section 4(b) shall be deferred until the date which is six (6) months and one (1) day following such termination, and if such payments are required to be so deferred the first payment shall be in an amount equal to the total amount to which Executive would otherwise have been entitled during the period following the date of termination of employment if deferral had not been required; and

(ii)     Executive shall not be entitled to any other salary, compensation or benefits after termination of the Employment Period, except for reimbursement of business expenses in accordance with Section 3(c), as specifically provided for in the Company's employee benefit plans or as otherwise expressly required by applicable law.

(c)     If the Employment Period is terminated by the Company for Cause or is terminated pursuant to clause (a)(i) above (other than termination by Executive with Good Reason), Executive shall only be entitled to receive his Base Salary through the date of termination and shall not be entitled to any other salary, compensation or benefits from the Company or its Subsidiaries thereafter, except as otherwise specifically provided for under the Company's employee benefit plans or as otherwise expressly required by applicable law.

(d)     Except as otherwise expressly provided herein, all of Executive's rights to salary, bonuses, employee benefits and other compensation hereunder which would have accrued or become payable after the termination or expiration of the Employment Period shall cease upon such termination or expiration, other than those expressly required under applicable law (such as COBRA). The Company may offset any amounts Executive owes it or its Subsidiaries against any amounts it or its Subsidiaries owes Executive hereunder so long as such amounts are not "deferred compensation" for purposes of Code Section 409A.

(e)     For purposes of this Agreement, "Cause" shall mean with respect to Executive one or more of the following: (i) being convicted or pleading guilty or nolo contendere to any felony or other crime involving dishonesty, disloyalty or fraud with respect to the Company or any of its Subsidiaries or any of their customers or suppliers, or otherwise, (ii) reporting to work under the influence of alcohol (unless related to lawful consumption of alcohol in the ordinary course of the Business) or illegal drugs, (iii) the use of illegal drugs (whether or not at the workplace), (iv) improper actions causing the Company or any of its Subsidiaries substantial public disgrace or disrepute or substantial economic harm, (v) substantial and repeated failure to perform duties as reasonably directed by the Chief Executive Officer that causes, or could reasonably be expected to cause, harm to the Company or its Subsidiaries and which Executive fails to cure, if curable, within ten (10) business days of receipt of written notice of such event, (vi) any improper act or omission aiding or abetting a competitor, supplier or customer of the Company or any of its Subsidiaries to the material disadvantage or detriment of the Company and its Subsidiaries, (vii) breach of fiduciary duty, gross negligence or willful misconduct with respect to the Company or any of its Subsidiaries or (viii) any other material breach of this Agreement or any other written agreement between Executive and the Company or any of its affiliates, or any breach by Executive of Sections 5, 6 or 7 of this Agreement, in each case of this clause (viii), if curable, which Executive fails to cure within thirty (30) days of receipt of written notice of such event.

(f)     For purposes of this Agreement, "Disability" shall mean Executive's inability to perform the essential duties, responsibilities and functions of his position with the Company and its Subsidiaries for 40 days or more (whether or not consecutive) in any 12-month period or any 30 consecutive-day period as a result of any mental or physical illness, disability or incapacity even with reasonable accommodations for such illness, disability or incapacity provided by the Company and its Subsidiaries, as determined by a physician satisfactory to both Executive and the Company (and, if they cannot agree, then one to be selected and mutually accepted by their respective doctors).

(g)     For purposes of this Agreement, "Good Reason" shall mean if Executive resigns from employment with the Company and its Subsidiaries prior to the end of the Employment Period as a result of (i) the Company's reduction of the amount of the Base Salary, (ii) material diminution in Executive's duties, title or position, or (iii) the Company's material breach of this Agreement; provided that (a) written notice of Executive's resignation for Good Reason must be delivered to the Company within thirty (30) days after the occurrence of any such event in order for Executive's resignation with Good Reason to be effective hereunder; (b) the Company shall have thirty (30) days after receipt of such notice during which the Company may remedy the occurrence giving rise to the claim for Good Reason termination, if applicable, and, if the Company cures such occurrence within such thirty (30)-day period, there shall be no Good Reason; and (c) Executive must actually resign within sixty (60) days following the event constituting Good Reason.

(h)     Upon termination of Executive's employment upon the death of the Executive or upon Executive's becoming disabled pursuant to Section 4(f), the Company will be obligated to pay, and Executive shall be entitled to receive (i) all of the accrued compensation and vested benefits earned but not paid through termination and (ii) to the extent applicable, any benefits to which the Executive is entitled under any short-term or long- term disability plan or program with respect to any Disability, subject to the payment timing and other restrictions as may be set forth in such plan or program. For purposes of this Section 4(h), Executive's designated beneficiary will be such individual beneficiary or trust, located at such address, as Executive may designate by notice to the Company from time to time or, if Executive fails to give notice to the Company of such a beneficiary, Executive's estate.

5.     Confidential Information.

(a)     “Confidential Information” means all nonpublic information concerning or arising from the Company’s or its Subsidiaries’ business, including, without specific limitation, (a) internal business information (including, without limitation, information relating to present and future strategic and staffing plans and practices, business, marketing, promotional and sales plans, practices and programs, training practices and programs, cost, rate and pricing structures and accounting and business methods); (b) identities of, individual requirements of, specific contractual arrangements with, and information about, Company's or its Subsidiaries’ investors, suppliers, clients and customers and their confidential information, suppliers, clients and customers; (c) compilations of data (including, without limitation, the form or format of information that may comprise or include information otherwise not deemed confidential as provided in the following paragraph) and analyses, processes, methods, techniques, systems, formulae, research, records, reports, manuals, documentation, models, equipment, schematics, data and data bases relating thereto; (d) computer software (including, without limitation, operating systems, applications and program listings), documentation, data and data bases; (e) trade secrets, inventions, designs, developments, devices, methods and processes (whether or not patentable or reduced to practice); and (f) all other information concerning the Company’s or its Subsidiaries’ concepts, prospects, customers, employees, contractors, vendors, suppliers, earnings, products, services, equipment, systems, and/or prospective and executed contracts and other business arrangements.

(b)     Executive acknowledges that the Confidential Information is the property of the Company or such Subsidiary. Therefore, Executive agrees that he shall not disclose to any person or entity or use for his own purposes any Confidential Information or any confidential or proprietary information of other persons or entities in the possession of the Company and its Subsidiaries ("Third Party Information"), without the prior written consent of the Board, unless and to the extent that the Confidential Information or Third Party Information becomes generally known to and available for use by the public other than as a result of Executive's acts or omissions. Executive shall deliver to the Company at the termination or expiration of the Employment Period, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer files, disks and tapes, printouts and software and other documents and data (and copies thereof) embodying or relating to Third Party Information, Confidential Information, Work Product (as defined below) or the business of the Company or any other Subsidiaries which he may then possess or have under his control.

(c)     Executive shall be prohibited from using or disclosing any confidential information or trade secrets that Executive may have learned through any prior employment, provided that Executive is not otherwise prohibited from using or disclosing such information pursuant to any agreement to which Executive is party. If at any time during the Employment Period with the Company or any Subsidiary, Executive believes he is being asked to engage in work that will, or will be likely to, jeopardize any confidentiality or other obligations Executive may have to former employers, Executive shall immediately advise the Board so that Executive's duties can be modified appropriately. Executive represents and warrants to the Company that Executive took nothing with him which belonged to any former employer when Executive left his prior employment positions and that Executive has nothing that contains any information which belongs to any former employer. If at any time Executive discovers this is incorrect, Executive shall promptly return any such materials to Executive's former employer. The Company does not want any such materials, and Executive shall not be permitted to use or refer to any such materials in the performance of Executive's duties hereunder.

6.     Intellectual Property, Inventions and Patents. Executive acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, novel apparatuses, processes, production methods, information, compositions of matter, software, firmware, designs, analyses, drawings, reports, logos, trade secrets, patent applications, copyrightable work and mask work (whether or not including any Confidential Information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable or registrable under copyright, trademark or similar statutes, subject to trade secret protection, or any other analogous protection) which relate to the Company's or any of its Subsidiaries' actual or demonstrably anticipated business, research and development or existing or demonstrably anticipated future products or services and which are conceived, developed or made by Executive (whether alone or jointly with others) while employed by the Company or its immediate predecessor and its Subsidiaries, whether before or after the date of this Agreement ("Work Product"), belong to the Company or such Subsidiary, and Executive hereby assigns and agrees to assign to the Company the same. Executive shall promptly disclose any such Work Product to the Board and, at the Company's expense, perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments). Executive acknowledges that all copyrightable Work Product shall be deemed to constitute "works made for hire" under the U.S. Copyright Act of 1976, as amended. To the extent that any copyrightable Work Product or any part thereof may not, by operation of law, be a work made for hire, Executive hereby assigns to Company all right, title and interest in and to such Work Product and any and all parts thereof.

7.     Non-Compete, Non-Solicitation.

(a)     In further consideration of the compensation to be paid to Executive hereunder, Executive acknowledges that during the course of his employment with the Company and its Subsidiaries he shall become familiar with the Company's trade secrets and with other Confidential Information concerning the Company and its Subsidiaries and that his services have been and shall continue to be of special, unique and extraordinary value to the Company and its Subsidiaries, and therefore, Executive agrees that, during Executive's employment with the Company and/or any of its Subsidiaries and for one (1) year following the termination of Executive's employment (the "Noncompete Period"), he shall not directly or indirectly own any interest in, manage, control, participate in, consult with, render services for, be employed in an executive, managerial or administrative capacity by, or in any manner engage in any business or entity selling or offering for sale products or services competitive with the Business (as defined below) of the Company or its Subsidiaries, as such Businesses exists or is in process during the Employment Period or on the date of the termination or expiration of the Employment Period, within any geographical area in which the Company or its Subsidiaries engages or has made substantial, executable plans to engage in such Business. Such business (the “Business”) shall mean the research, development, manufacture, or sale of LED lighting devices, including but not limited to, LED lighting components, LED retrofit lamps, LED luminaires, LED fixtures and/or LED lighting systems, and shall not include any business or businesses of any parent entity or owner of the Company. Nothing herein shall prohibit Executive from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation.

(b)     In addition, during the Noncompete Period, Executive shall not directly or indirectly through another person or entity (i) induce or attempt to induce any employee of the Company or any Subsidiary to leave the employ of the Company or such Subsidiary, or in any way interfere with the relationship between the Company or any Subsidiary and any employee thereof, (ii) hire any person who was an employee of the Company or any Subsidiary at any time during the Employment Period or the six (6) months prior to the commencement of the Employment Period, or (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of the Company or any Subsidiary to cease doing business with the Company or such Subsidiary, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any Subsidiary (including, without limitation, making any negative or disparaging statements or communications regarding the Company or its Subsidiaries).

8.     Enforcement. If, at the time of enforcement of Sections 5, 6 or 7 of this Agreement, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. Because Executive's services are unique and because Executive has access to Confidential Information and Work Product, the parties hereto agree that the Company and its Subsidiaries would suffer irreparable harm from a breach of Sections 5, 6 or 7 by Executive and that money damages would not be an adequate remedy for any such breach of this Agreement. Therefore, in the event a breach or threatened breach of this Agreement, the Company and its Subsidiaries or their successors or assigns, in addition to other rights and remedies existing in their favor, shall be entitled to seek specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security). In addition, in the event of a breach or violation by Executive of Section 7, the Noncompete Period shall be automatically extended by the amount of time between the initial occurrence of the breach or violation and when such breach or violation has been duly cured. Executive acknowledges that the restrictions contained in Section 7 are reasonable and that he has reviewed the provisions of this Agreement with his legal counsel.

9.     Executive's Representations. Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, (ii) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity, and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms.

10.     Survival. Sections 4 through 25, inclusive, shall survive and continue in full force in accordance with their terms notwithstanding the expiration or termination of the Employment Period.

11.     Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight courier service or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

Notices to Executive:

Fredric Maxik

52 Country Club Road

Cocoa Beach, Florida 32931

Notices to the Company:

Lighting Science Group Corporation

1830 Penn Street

Melbourne, FL 32901

Attention: Chief Executive Officer

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered, sent or mailed.

12.     Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

13.     Complete Agreement. This Agreement and those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

14.     No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

15.     Counterparts. This Agreement may be executed in separate counterparts and via facsimile or other electronic transmission, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

16.     Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, successors and assigns, except that Executive may not assign his rights or delegate his duties or obligations hereunder without the prior written consent of the Company.

17.     Choice of Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Florida, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida.

18.     Amendment and Waiver.      The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement (including, without limitation, the Company's right to terminate the Employment Period for Cause) shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

19.     Insurance. The Company may, at its discretion, apply for and procure in its own name and for its own benefit life and/or disability insurance on Executive in any amount or amounts considered advisable. Executive agrees to cooperate in any medical or other examination, supply any information and execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain and constitute such insurance. Executive hereby represents that he has no reason to believe that his life is not insurable at rates now prevailing for healthy men of his age.

20.     Tax Withholding.      The Company and its Subsidiaries, to the extent required by applicable law, shall be entitled to deduct or withhold from any amounts owing from the Company or any of its Subsidiaries to Executive any federal, state, local or foreign withholding taxes, excise tax, or employment taxes ("Taxes") imposed with respect to Executive's compensation or other payments from the Company or any of its Subsidiaries or Executive's ownership interest in the Company (including, without limitation, wages, bonuses, dividends, the receipt or exercise of equity options and/or the receipt or vesting of restricted equity). In the event that the Company or its Subsidiaries do not make any such deductions or withholdings, Executive shall indemnify the Company and its Subsidiaries for any amounts paid with respect to any such Taxes; provided, however, that Executive shall not in any instance be liable hereunder for the employer portion of any such Taxes.

21.     Consent to Jurisdiction. EACH OF THE PARTIES IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE MIDDLE DISTRICT OF FLORIDA, FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. EACH OF THE PARTIES HERETO FURTHER AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY U.S. REGISTERED MAIL TO SUCH PARTY'S RESPECTIVE ADDRESS SET FORTH ABOVE SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY ACTION, SUIT OR PROCEEDING IN FLORIDA WITH RESPECT TO ANY MATTERS TO WHICH IT HAS SUBMITTED TO JURISDICTION IN THIS SECTION 21. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY RELATED DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY IN THE UNITED STATES DISTRICT COURT FOR THE MIDDLE DISTRICT OF FLORIDA, AND HEREBY AND THEREBY FURTHER IRREVOCABLY AND UNCONDITIONALLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

22.     Waiver of Jury Trial. AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

23.     Corporate Opportunity. During the Employment Period, Executive shall submit to the Board all business, commercial and investment opportunities or offers presented to Executive or of which Executive becomes aware which relate to the businesses of the Company or its Subsidiaries, as such businesses exist or are in process during the Employment Period or on the date of the termination or expiration of the Employment Period, within any geographical area in which the Company or its Subsidiaries engage or plan to engage in such businesses at any time during the Employment Period ("Corporate Opportunities"). Unless approved by the Board, Executive shall not accept or pursue, directly or indirectly, any Corporate Opportunities on Executive's own behalf.

24.     Executive's Cooperation. During the Employment Period and thereafter, Executive shall cooperate with the Company and its Subsidiaries in any internal investigation, any administrative, regulatory or judicial investigation or proceeding or any dispute with a third party as reasonably requested by the Company (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company's request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into Executive's possession, all at times and on schedules that are reasonably consistent with Executive's other permitted activities and commitments). In the event the Company requires Executive's cooperation in accordance with this Section 24 following the termination of the Employment Period and at any time when the Company is not paying Severance Payments, Executive shall only be obligated to provide up to 24 hours of cooperation annually at no less than 8 hour intervals. At all times, the Company shall reimburse Executive solely for reasonable out-of-pocket travel expenses (including lodging and meals) upon submission of receipts, and any other expenses Executive incurs with the Company's prior written approval. Following the termination of the Employment Period and at any time when the Company is not paying Severance Payments, any additional cooperation beyond 24 hours annually shall be conditioned on the Company's agreement to pay Executive, in addition to reasonable and documented out-of- pocket expenses, a consulting fee of $150 per hour.

25.     Section 409A Compliance.

(a)     The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively "Code Section 409A") and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. In no event whatsoever shall the Company be liable for any additional tax, interest, or penalty that may be imposed on the Executive by Code Section 409A or any other damages for failing to comply with Code Section 409A. If, nonetheless, this Agreement either fails to satisfy the requirements of Code Section 409A or is not exempt from the application of Code Section 409A, then the parties hereby agree to amend or to clarify this Agreement in a timely manner so that this Agreement either satisfies the requirements of Code Section 409A or is exempt from the application of Code Section 409A, provided, however, that any such amendment or clarification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Executive and the Company of the applicable provision without violating the provisions of Code Section 409A.

(b)     A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a "separation from service" within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a "termination," "termination of employment" or like terms shall mean "separation from service."

(c)     All expenses or other reimbursements under this agreement and hereof shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive (provided that if any such reimbursements constitute taxable income to the Executive, such reimbursements shall be paid no later than March 15th of the calendar year following the calendar year in which the expenses to be reimbursed were incurred), and no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year.

(d)     For purposes of Code Section 409A, the Executive's right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

(e)     Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., "payment shall be made within thirty (30) days following the date of termination"), the actual date of payment within the specified period shall be within the sole discretion of the Company.

(f)     In no event shall any payments under this Agreement that constitute "deferred compensation" for purposes of Code Section 409A be offset by any other payment, pursuant to this Agreement or otherwise.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

LIGHTING SCIENCE GROUP CORPORATION

By:	/s/ Ed Bednarcik
Name:	Ed Bednarcik
Its:	Chief Executive Officer

EXECUTIVE:

/s/ Fredric Maxik
Fredric Maxik, in his individual capacity